Exhibit 8.1 and 23.1

Opinion of Phillips Lytle LLP Regarding Certain Tax Matters

Sovran Self Storage, Inc. 6467 Main Street Buffalo, New York 14221	October 5, 2009
Re:     Certain Federal Income Tax Matters

Ladies and Gentlemen:

This opinion is delivered to you in our capacity as counsel to Sovran Self Storage, Inc., a Maryland corporation (the "Company"), in connection with the Company's prospectus supplement dated September 30, 2009 ("Prospectus Supplement") to the prospectus ("Prospectus") dated November 28, 2006 included in the Company's Registration Statement on Form S-3 ("Registration Statement") filed by the Company on November 28, 2006 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in connection with the offering and sale of the Company's shares of common stock, $.01 par value.  This opinion relates to the Company's qualification for federal income tax purposes as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code").

In rendering the following opinion, we have examined the Amended and Restated Articles of Incorporation of the Company, as amended, the Bylaws of the Company, as amended, the Company's Form 8-K filed with the Securities and Exchange Commission on September 29, 2009 ("September 29 Form 8-K") and such other records, certificates and documents as we have deemed necessary or appropriate for purposes of rendering the opinions set forth herein.

We have reviewed the Prospectus Supplement and the Registration Statement and the descriptions set forth therein of the Company and its investments and activities.  We have relied upon the representations of the Company contained in a representation letter dated as of this date regarding the manner in which the Company has been and will continue to be owned and operated and have discussed this letter with the Company ("Representation Letter").  We have neither independently investigated nor verified such representations, and we assume that such representations are true, correct and complete.  We assume that the Company has been and will be operated in accordance with applicable laws, and that the descriptions of the Company and its investments, and the proposed investments, activities, operations and governance of the Company set forth in the Prospectus Supplement and the Registration Statement regarding matters of fact as opposed to matters of law continue to be true.  In addition, we have relied on certain additional facts and assumptions described below.

In rendering the opinions set forth herein, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity of final documents to all documents submitted to us as drafts, (v) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (vi) the accuracy and completeness of all records made available to us, (vii) the accuracy of all representations, warranties and other statements made by all parties regarding matters of fact as opposed to matters of law, and (viii) from and after the date of this letter, the Company will utilize all appropriate "savings provisions" (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code, and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to the Company under the Code in order to correct any violations of the applicable REIT qualification requirements of Sections 856 and 857 of the Code, to the full extent the remedies under such provisions are available.  We have also assumed, without investigation, that all documents, certificates, warranties and covenants on which we have relied in rendering the opinion set forth below and that were given or dated earlier than the date of this letter continue to remain accurate, insofar as relevant to the opinion set forth herein, from such earlier date through and including the date of this letter.

The opinions set forth in this letter are based on relevant current provisions of the Code, Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the "IRS"), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof.  These provisions and interpretations are subject to change by the IRS, Congress and the courts (as applicable), which may or may not be retroactive in effect and which might result in material modifications of our opinions.  Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future.  In this regard, an opinion of counsel with respect to an issue represents counsel's best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

Based upon and subject to the foregoing we are of the opinion that:

1.
Commencing with the Company's first taxable year ended December 31, 1995, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a "real estate investment trust" under the Code, and its current and proposed organization and method of operation, as described in the representations referred to above, will enable it to continue to meet the requirements for qualification and taxation as a "real estate investment trust" under the Code for its taxable year ending December 31, 2009 and thereafter.

2.
The statements in the September 29 Form 8-K set forth under the caption "Material U.S. Federal Income Tax Considerations," the statements in the Prospectus set forth under the heading "Risk Factors – Our Failure to Qualify as a REIT Would Have Adverse Consequences" and the statements in the Prospectus Supplement set forth under the heading "Risk Factors – Risks Related to Our Common Stock – We may change the dividend policy for our common stock in the future" to the extent such information constitutes matters of law, summaries of legal matters, or legal conclusions, have been reviewed by us and are accurate in all material respects, as of the date hereof.

The Company's qualification and taxation as a REIT under the Code will depend upon the ability of the Company to meet on an ongoing basis (through actual annual operating results, distribution levels, diversity of share ownership and otherwise) the various qualification tests imposed under the Code, and upon the Company utilizing any and all appropriate "savings provisions" (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to the Company under the Code to correct violations of specified REIT qualification requirements of Sections 856 and 857 of the Code.  We have not undertaken at this time to review the Company's compliance with these requirements on a continuing basis, nor will we do so in the future.  Accordingly, no assurance can be given that the actual results of the Company's operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

We consent to being named as Counsel to the Company in the Prospectus Supplement, to the references in the Prospectus Supplement to our firm and to the inclusion of a copy of this opinion letter as an exhibit to a Form 8-K of the Company.

Very truly yours,

Phillips Lytle LLP

/s/ Phillips Lytle LLP